UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Synaptics Incorporated

(Name of Issuer)

Common, 0.001000 par value per share

(Title of Class of Securities)

87157D109

(CUSIP Number)

Thursday, March 16, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Raj Rajaratnam

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,611,787

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,611,787

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,611,787

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Advisors, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 314,044

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 314,044

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 314,044

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.3% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,611,787

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,611,787

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,611,787

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,611,787

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,611,787

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,611,787

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.5% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 10,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 10,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Explorers Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 40,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 40,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 106,494

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 106,494

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 106,494

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .4% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 428,506

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 428,506

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 428,506

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.7% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 119,450

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 119,450

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 119,450

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .5% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 431,465

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 431,465

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 431,465

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.7% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 78,100

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 78,100

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 78,100

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .3% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 181,900

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 181,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 181,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .7% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Diversified Fund, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 25,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 25,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Buccaneer's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 153,298

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 153,298

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 153,298

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .6% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 87157D109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Fleet Fund, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 37,574

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 37,574

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,574

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 24,827,299 shares of Common outstanding)

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer Synaptics Incorporated
	(b)	Address of Issuers Principal Executive Offices 3120 Scott Blvd., Suite 130, Santa Clara, CA, 95054
Item 2.
(a)

Name of Person Filing

Raj Rajaratnam

Galleon Advisors, L.L.C.

Galleon Management, L.L.C.

Galleon Management, L.P.

Galleon Explorers Partners, L.P.

Galleon Explorers Offshore, LTD

Galleon Technology Partners II, L.P.

Galleon Technology Offshore, LTD

Galleon Captain's Partners, L.P.

Galleon Captain's Offshore, LTD.

Galleon Communications Partners, L.P.

Galleon Communications Offshore, LTD

Galleon Diversified Fund, LTD

Galleon Buccaneer's Offshore, LTD.

Galleon Fleet Fund, Ltd.

(b)

Address of Principal Business Office or, if none, Residence

For Galleon Management, L.P.:
135 East 57th Street, 16th Floor
New York, NY 10022

For each Reporting Person other than Galleon Management, L.P.:
c/o Galleon Management, L.P.
135 East 57th Street, 16th Floor
New York, NY 10022

(c)

Citizenship

For Raj Rajaratnam: United States

For Galleon Advisors, L.L.C.: Delaware

For Galleon Management, L.L.C.: Delaware

For Galleon Management, L.P.: Delaware

For Galleon Explorers Partners, L.P.: Delaware

For Galleon Explorers Offshore, LTD: Cayman Islands

For Galleon Technology Partners II, L.P.: Delaware

For Galleon Technology Offshore, LTD: Bermuda

For Galleon Captain's Partners, L.P.: Delaware

For Galleon Captain's Offshore, LTD.: Bermuda

For Galleon Communications Partners, L.P.: Delaware

For Galleon Communications Offshore, LTD: Bermuda

For Galleon Diversified Fund, LTD: Cayman Islands

For Galleon Buccaneer's Offshore, LTD.: Cayman Islands

For Galleon Fleet Fund, Ltd.: Cayman Islands

	(d)	Title of Class of Securities Common, $0.001000 par value per share
	(e)	CUSIP Number 87157D109

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Raj Rajaratnam Galleon Management, L.L.C. and Galleon Management, L.P.

	(a)	Amount beneficially owned: 1,611,787.00
	(b)	Percent of class: 6.5% (Based upon 24,827,299 shares of Common outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 1,611,787.00
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 1,611,787.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Advisors, L.L.C.
(a)	Amount beneficially owned: 314,044.00
(b)	Percent of class: 1.3% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 314,044.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 314,044.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Partners, L.P.
(a)	Amount beneficially owned: 10,000.00
(b)	Percent of class: % (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 10,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 10,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Explorers Offshore, LTD
(a)	Amount beneficially owned: 40,000.00
(b)	Percent of class: .2% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 40,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 40,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Partners II, L.P.
(a)	Amount beneficially owned: 106,494.00
(b)	Percent of class: .4% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 106,494.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 106,494.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Offshore, LTD
(a)	Amount beneficially owned: 428,506.00
(b)	Percent of class: 1.7% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 428,506.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 428,506.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Partners, L.P.
(a)	Amount beneficially owned: 119,450.00
(b)	Percent of class: .5% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 119,450.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 119,450.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Offshore, LTD.
(a)	Amount beneficially owned: 431,465.00
(b)	Percent of class: 1.7% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 431,465.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 431,465.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Partners, L.P.
(a)	Amount beneficially owned: 78,100.00
(b)	Percent of class: .3% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 78,100.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 78,100.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Offshore, LTD
(a)	Amount beneficially owned: 181,900.00
(b)	Percent of class: .7% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 181,900.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 181,900.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Diversified Fund, LTD
(a)	Amount beneficially owned: 25,000.00
(b)	Percent of class: .1% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 25,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 25,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Buccaneer's Offshore, LTD.
(a)	Amount beneficially owned: 153,298.00
(b)	Percent of class: .6% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 153,298.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 153,298.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Fleet Fund, Ltd.
(a)	Amount beneficially owned: 37,574.00
(b)	Percent of class: .2% (Based upon 24,827,299 shares of Common outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 37,574.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 37,574.00

 Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., and Galleon Fleet Fund, Ltd.. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., and Galleon Fleet Fund, Ltd. as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Not Applicable

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Friday, March 24, 2006
Date

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON FLEET FUND, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;

Exhibit 1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.in this statement is true, complete and correct.

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;
For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON FLEET FUND, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;